UNITED STATES                               OMB APPROVAL
          SECURITIES AND EXCHANGE COMMISSION               OMB NUMBER: 3235-0058
                   WASHINGTON, D.C.               AVERAGE ESTIMATED BURDEN HOURS
                                                               PER RESPONSE2.50
                      FORM 12B-25
                                                                 SEC FILE NUMBER
                     NOTIFICATION OF LATE FILING                         0-24829

(Check  one):  Form  10-K Form 11-K Form 20-F        X Form 10-Q      Form N-SAR
                                                   ----
For  Period  Ended:       September  30,  2002
                   ---------------------------
     Read  Instructions  (on  back page) Before Preparing Form.  Please Print or
Type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART  I  --  REGISTRANT  INFORMATION

FTS  APPAREL,  INC.
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Full  Name  of  Registrant

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Former  Name  if  Applicable

301  OXFORD  VALLEY  ROAD,  SUITE  1202
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Address  of  Principal  Executive  Officer  (Street  and  Number)

YARDLEY,  PENNSYLVANIA  19067
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City,  State  and  Zip  Code


PART  II  --  RULES  12B-25(B)  AND  (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date or the subject quarterly report will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART  III  --  NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof, could not be filed within the prescribed time period.

The Company and its accountants need additional time to finalize and analyze its financial statements and prepare Management's Discussion and Analysis of Financial Condition and Results of Operation.


PART  IV  --  OTHER  INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification

       David  J.  Babiarz,  Esq.           303             861-8013
--------------------------------     -------------     ----------------
(Name)                              (Area  Code)          (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no,
identify  report(s).                 [X]  yes     [ ]  no



Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
 [ ] Yes     [ X]   no

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                FTS Apparel, Inc.
  -----------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:              November  14,  2002       By: /s/ Scott Gallagher
                                             --------------------------------
                                             Scott  Gallagher,  President  and
                                             Chief  Executive  Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001)


                              GENERAL INSTRUCTIONS

1. This Form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this Form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of public record in the Commissions files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notification must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The Form shall be clearly identified as an amendment notification.